Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 30, 2008 accompanying the consolidated financial statements of Philadelphia Stock Exchange, Inc. and subsidiaries for the year ended December 31, 2007 which is included in this Form 8-K/A of The NASDAQ OMX Group, Inc. We hereby consent to use of the aforementioned report in the Form 8-K/A of The NASDAQ OMX Group, Inc. dated August 1, 2008 and the incorporation by reference of the aforementioned report in Form S-3 (File No. 333-131373, effective January 30, 2006) and on Form S-8 (File No. 333-110602, effective November 19, 2003; File No. 333-106945, effective October 7, 2003; File No. 333-76064, effective December 28, 2001; File No. 333-72852, effective November 6, 2001 and File No 333-70992, effective October 4, 2001) of The NASDAQ OMX Group, Inc. (formerly, NASDAQ Stock Market, Inc.).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
August 1, 2008